Exhibit 3.1

CERTIFICATE OF CONVERSION TO CORPORATION

OF

VELOCITY FINANCIAL, LLC,

a Delaware limited liability company

TO

VELOCITY FINANCIAL, INC.,

a Delaware corporation

This Certificate of Conversion to Corporation, dated as of January 16, 2020 is being duly executed and filed by Velocity Financial, LLC, a Delaware limited liability company (the “LLC”), to convert the LLC to Velocity Financial, Inc., a Delaware corporation (the “Corporation”), under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) and the General Corporation Law of the State of Delaware (8 Del. C. § 101, et seq.).

1. The LLC was first formed on July 9, 2012. The LLC was first formed under the laws of the State of Delaware and was a limited liability company under the laws of the State of Delaware immediately prior to the filing of this Certificate of Conversion to Corporation.

2. The name and type of entity of the LLC immediately prior to the filing of this Certificate of Conversion to Corporation was Velocity Financial, LLC, a Delaware limited liability company.

3. The name of the Corporation as set forth in its certificate of incorporation filed in accordance with Section 265(b) of the General Corporation Law of the State of Delaware is Velocity Financial, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion to Corporation as of the date first-above written.

VELOCITY FINANCIAL, LLC

By:	/s/ Christopher D. Farrar
Name: Christopher D. Farrar
Title: Chief Executive Officer